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Kris King (Investors)
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Mylan Reports Third Quarter 2016 Results

HERTFORDSHIRE, ENGLAND AND PITTSBURGH - November 9, 2016 - Mylan N.V. (NASDAQ, TASE: MYL) today announced its financial results for the quarter and nine months ended September 30, 2016.

Third Quarter 2016 Financial Highlights

•	Total revenues and adjusted total revenues of $3.06 billion, each up 13% compared to the prior year period predominantly due to net sales from acquisitions and new product launches

•	Generics segment third party net sales of $2.61 billion, up 17% (up 16% on an adjusted basis) compared to the prior year period

•	Specialty segment third party net sales of $418.7 million, down 4% compared to the prior year period

•
U.S. GAAP diluted loss per ordinary share of $0.23, compared to U.S. GAAP diluted earnings per ordinary share ("U.S. GAAP EPS") of $0.83 in the prior year period primarily as a result of the Company agreeing to the terms of a $465 million settlement with the U.S. Department of Justice and other government agencies related to the classification of the EpiPen® Auto-Injector and EpiPen Jr® Auto-Injector (collectively, "EpiPen® Auto-Injector") for purposes of the Medicaid Drug Rebate Program (the "Medicaid Drug Rebate Program Settlement") and the recognition in the current quarter of $90 million of expense related to the Strides Settlement (as defined below) and the Agila acquisition. As a result of this settlement, the Company will have access to approximately $80 million of cash in the fourth quarter of 2016 which is currently contingently restricted.

•
Adjusted diluted earnings per ordinary share ("adjusted EPS") of $1.38, down 3% compared to the prior year period primarily driven by the significant contribution in the prior year period of new products

Nine Months Ended September 30, 2016 Financial Highlights

•	Total revenues and adjusted total revenues of $7.81 billion, up 13% and 12%, respectively, compared to the prior year period

•	Generics segment third party net sales of $6.68 billion, up 12% on a U.S. GAAP and adjusted basis when compared to the prior year period

•	Specialty segment third party net sales of $1.07 billion, up 12% compared to the prior year period

•
U.S. GAAP EPS of $0.12, down from $1.32 in the prior year period primarily due to the Medicaid Drug Rebate Program Settlement, the Strides Settlement and certain transaction and financing costs related to our acquisition of Meda AB (publ.) ("Meda")

•	Adjusted EPS of $3.31, up 7% compared to the prior year period

•	U.S. GAAP cash provided by operating activities of $1.70 billion, up 25% compared to the prior year period
Mylan CEO Heather Bresch commented, "Our third quarter results were consistent with the full year guidance we provided a few weeks ago. During the quarter, we reported strong performance across our European and Rest of World regions, as well as solid performance across our North American region despite challenging year-over-year comparisons due to the significant contribution from new products in last year's third quarter. In our Specialty segment, while EpiPen® Auto-Injector scripts grew quarter-over-quarter, volumes were down due to the lack of wholesaler purchases in the quarter in anticipation of our upcoming generic launch.
"Looking ahead, with the underlying strength of our diverse, global business, as well as our ability to execute against our long-term growth drivers, we remain committed to our recently updated full year 2016 adjusted EPS guidance range of $4.70 to $4.90, and to our $6.00 adjusted EPS target in 2018, with targeted growth in the low-teens in both 2017 and 2018. Over the next 18 to 24 months, we will focus on integrating and driving efficiencies across our global platform and we will be considering how best to deploy our capital and leverage our differentiated platform over the longer-term to ensure Mylan’s sustainable growth for many years to come. We look forward to providing a comprehensive business, portfolio and pipeline update at our upcoming Investor Day, which will be held in conjunction with the release of our fourth quarter 2016 earnings."

Mylan President Rajiv Malik commented, “While our industry continues to evolve, the factors that have always been critical to our success remain constant: maintaining one of the industry’s broadest portfolios; consistent execution of new product launches; and being able to reliably supply significant volumes to our customers. Mylan’s ability to deliver for customers through the strength of our portfolio and pipeline and reputation for quality and reliability continue to make us a partner of choice. Further, given the diversity of our business and strength of our offering to customers, we continue to see pricing across our very broad generics portfolio to be in line with our expectations, with year-over-year price erosion in the mid-single digits, including in the U.S. We continue to anticipate price erosion in the mid-single digits for the remainder of the year.”
Mylan CFO Ken Parks added, "As of the end of the third quarter, our adjusted cash provided by operating activities was $1.9 billion year-to-date, an increase of 19% compared to the prior year period. We continue to have ample financial flexibility to continue to execute on our business model, improve net leverage, enhance our capital structure and strategically deploy capital for bolt-on opportunities, while maintaining our commitment to an investment grade credit rating. Mylan remains committed to the Euro bond market. Subject to prevailing market conditions, the terms and specific timing are to be determined."
Total Revenues

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(Unaudited; in millions)	2016	2015	Percent Change	2016	2015	Percent Change
Total Revenues*	$3,057.1	$2,695.2	13%	$7,809.1	$6,938.6	13%
Generics Third Party Net Sales*	2,610.8	2,238.4	17%	6,676.4	5,937.1	12%
North America**	1,098.8	1,090.6	1%	3,028.6	2,894.1	5%
Europe*	842.0	611.9	38%	2,033.9	1,589.2	28%
Rest of World**	670.0	535.9	25%	1,613.9	1,453.8	11%
Specialty Third Party Net Sales	418.7	437.8	(4)%	1,069.1	950.7	12%
Other Revenues	27.6	19.0	45%	63.6	50.8	25%
* For the three months ended September 30, 2015, adjusted third party net sales in Europe totaled $629.0 million, adjusted generics segment third party net sales totaled $2.26 billion and adjusted total revenues were $2.71 billion. For the nine months ended September 30, 2015, adjusted third party net sales in Europe totaled $1.61 billion, adjusted generics segment third party net sales totaled $5.95 billion and adjusted total revenues were $6.96 billion. Adjusted third party net sales in Europe, adjusted generics segment third party net sales and adjusted total revenues are non-GAAP financial measures.
** Beginning in the first quarter of 2016, the Company reclassified sales from its Brazilian operation from Rest of World to North America. The amount reclassified for the three and nine months ended September 30, 2015 was approximately $11.0 million and $32.3 million, respectively.
Q4 2016 Change in Reporting Segments
Due to our acquisition of Meda on August 5, 2016 and the integration of our portfolio across our branded, generics and over-the-counter platforms in all of our regions, effective October 1, 2016, we are expanding our reportable segments. We will report our results in three segments on a geographic basis as follows: (1) North America, (2) Europe and (3) Rest of World. This change in segment reporting will begin with our consolidated financial statements for the year ending December 31, 2016. Comparative segment financial information will be recast for prior periods to conform to this revised segment structure.

Third Quarter 2016 Financial Results

Total Revenue

Generics segment third party net sales were $2.61 billion for the quarter on a U.S. GAAP basis, an increase of 17% when compared to the prior year period. The favorable impact of foreign currency translation on Generics segment third party net sales was approximately $19.8 million, or 1% in the current quarter. Adjusted Generics segment third party net sales increased 16% when compared to the prior year period.

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Third party net sales from North America were $1.10 billion for the quarter, an increase of 1% when compared to the prior year period. This increase was principally due to net sales from the acquisitions of Meda and the non-sterile, topicals-focused business from Renaissance Acquisition Holdings, LLC (the "Topicals Business"), and to a lesser extent, net sales from new products, partially offset by lower volumes and pricing on existing products. The prior year period included the significant contribution of new products. The impact of foreign currency translation was insignificant within North America.

•
Third party net sales from Europe were $842.0 million for the quarter on a U.S. GAAP basis, an increase of 38% when compared to the prior year period. This increase was primarily the result of net sales from the acquisition of Meda, and to a lesser extent, net sales from new products. Pricing and volumes on existing products were essentially flat in the third quarter of 2016 as a result of our diversified product portfolio. The unfavorable impact of foreign currency translation on current period third party net sales was approximately $7.9 million, or 1% within Europe. Adjusted third party net sales from Europe increased 34% when compared to the prior year period.

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Third party net sales from Rest of World were $670.0 million for the quarter, an increase of 25% when compared to the prior year period. This increase was primarily due to net sales from the acquisition of Meda principally in emerging markets, and to a lesser extent, net sales from new products. In addition, net sales from existing products increased slightly, as higher volumes offset lower pricing throughout the region, including in our anti-retroviral ("ARV") franchise. Sales within our ARV franchise progressively improved throughout the quarter as HIV tender volumes increased. The favorable impact of foreign currency translation on current period third party net sales was approximately $26.7 million, or 5% within Rest of World.

Specialty segment third party net sales were $418.7 million for the quarter, a decrease of 4% when compared to the prior year period. This decrease was primarily the result of lower unit volumes due to the timing of wholesaler purchases of the EpiPen® Auto-Injector in anticipation of the authorized generic launch.

Total Gross Profit
Gross profit was $1.28 billion and $1.32 billion for the third quarter of 2016 and 2015, respectively. Gross margins were 42% and 49% in the third quarter of 2016 and 2015, respectively. Gross margins were negatively impacted in the current quarter by higher purchase accounting related items, primarily amortization, as a result of the acquisition of Meda and the Topicals Business, and the significant contribution in the prior year period of new products. Adjusted gross profit was $1.74 billion and adjusted gross margins were 57% for the quarter compared to adjusted gross profit of $1.58 billion and adjusted gross margins of 58% in the prior year period. Adjusted gross margins were positively impacted by the acquisition of Meda and new products, offset by the significant contribution in the prior year period of new products.

Total Profitability
Earnings from operations decreased $731.8 million from the comparable prior year period primarily due to the Medicaid Drug Rebate Program Settlement, higher amortization expense and operating expenses related to recent acquisitions. In addition, during the third quarter, the Company and Strides Arcolab Limited agreed on a settlement of substantially all outstanding regulatory, warranty and indemnity claims (the “Strides Settlement”) related to the acquisition of Agila Specialties Limited ("Agila").

At the acquisition date of Agila, the Company estimated and accrued approximately $20 million for contingent consideration related to certain escrow arrangements. As a result of the settlement, the company will have access to approximately $80 million in cash in the fourth quarter of 2016 which is currently contingently restricted. Approximately $110 million will be paid to either settle these pre-acquisition claims or be remitted to Strides. As such, the company recorded approximately $90 million of expense in the third quarter of 2016. This amount is included in litigation settlements and other contingencies, net in the Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2016. Prior to the Strides Settlement, the maximum contingent consideration remaining was approximately $173 million and was related to the satisfaction of certain regulatory conditions, including potential regulatory remediation costs and the resolution of certain pre-acquisition contingencies.

R&D expense increased from the comparable prior year period due to the inclusion of Meda and the Topicals Business, expenses incurred related to the Company's collaboration with Momenta Pharmaceuticals, Inc. (“Momenta”) and the continued development of our respiratory, insulin and biologics programs. SG&A expense increased from the comparable prior year period primarily due to the additional expense related to the acquisitions of Meda and the Topicals Business.

U.S. GAAP net earnings attributable to Mylan N.V. ordinary shareholders ("U.S. GAAP net earnings") decreased by $548.4 million to a net loss of $119.8 million for the quarter ended September 30, 2016, as compared to U.S. GAAP net earnings of $428.6 million for the prior year period. Third quarter 2016 U.S. GAAP net earnings were negatively impacted by the reduction of earnings from operations and increased non-operating expenses including losses on the Company's SEK denominated foreign currency contracts. Partially offsetting these decreases was the recognition of an income tax benefit of $205.5 million in the third quarter primarily due to approvals received from the relevant Indian regulatory authorities to legally merge our wholly owned subsidiary, Jai Pharma Limited, into Mylan Laboratories Limited (the "Jai Pharma Merger") resulting in the recognition of a deferred tax asset of $150 million with a corresponding benefit to income tax provision. U.S. GAAP EPS decreased from $0.83 to a loss per share of $0.23 in the current quarter. Adjusted net earnings decreased by $7.4 million to $726.4 million compared to $733.8 million for the prior year period. Adjusted EPS decreased 3% to $1.38 compared to $1.43 in the prior year period, primarily driven by the significant contribution in the prior year period of new products.

EBITDA, which is defined as net earnings (excluding the non-controlling interest and losses from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $294.7 million for the quarter ended September 30, 2016, and $835.7 million for the comparable prior year quarter. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $1.06 billion for the quarter ended September 30, 2016 and $986.9 million for the comparable prior year quarter.

Nine Months Ended September 30, 2016 Financial Results
Total Revenue

Generics segment third party net sales were $6.68 billion for the nine months ended September 30, 2016 on a U.S. GAAP basis, an increase of 12% when compared to the prior year period. The unfavorable impact of foreign currency translation on Generics segment third party net sales was approximately $12.0 million in the current year period. Adjusted Generics segment third party net sales also increased 12% when compared to the prior year period.

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Third party net sales from North America were $3.03 billion for the nine months ended September 30, 2016, an increase of 5% when compared to the prior year period. This increase was principally due to net sales from the acquisitions of Meda and the Topicals Business, the two additional months of net sales from our established products ("incremental established products sales"), and to a lesser extent, net sales from new products as a result of our global platform. This increase was partially offset by lower pricing on existing products while volumes on existing products increased slightly. The impact of foreign currency translation on the current period third party net sales was insignificant within North America.

•
Third party net sales from Europe were $2.03 billion for the nine months ended September 30, 2016 on a U.S. GAAP basis, an increase of 28% when compared to the prior year period. This increase was primarily the result of the acquisition of Meda, the incremental established products sales, and to a lesser extent, net sales from new products. In addition, there were higher volumes on existing products, while pricing was essentially flat as a result of our diversified product portfolio. The unfavorable impact of foreign currency translation on current year third party net sales was approximately $10.2 million, or 1% within Europe. Adjusted third party net sales from Europe increased 27% when compared to the prior year period.

•
Third party net sales from Rest of World were $1.61 billion for the nine months ended September 30, 2016, an increase of 11% when compared to the prior year period. This increase was primarily driven by the acquisition of Meda, the incremental established products sales, and to a lesser extent, new products, as well as higher volumes in Japan, India and emerging markets. These increases were partially offset by lower pricing in the region, including the ARV franchise. However, sales within our ARV franchise progressively grew throughout the first nine months of the year, and on a sequential basis third quarter sales increased over 30% from the second quarter of 2016. The favorable impact of foreign currency translation on current year third party net sales was approximately $9.1 million, or 1% within Rest of World.

Specialty segment third party net sales were $1.07 billion for the nine months ended September 30, 2016, an increase of 12% when compared to the prior year period. This increase was primarily the result of the realization of the benefits of customer contract negotiations over the last several quarters related to the EpiPen® Auto-Injector, and higher sales of the Perforomist® Inhalation Solution and ULTIVA®, partially offset by lower volumes across the segment.

Total Gross Profit
Gross profit was $3.36 billion and $3.15 billion for the nine months ended September 30, 2016 and 2015, respectively. Gross margins were 43% and 45% for the nine months ended September 30, 2016 and 2015, respectively. Gross margins were positively impacted in the current year by new products and higher sales within Specialty. These increases were offset by the negative impact of increased purchase accounting related items, primarily amortization, as a result of the acquisitions of Meda and the Topicals Business, and the significant contribution in the prior year period of new products. Adjusted gross profit was $4.36 billion and adjusted gross margins were 56% for the nine months ended September 30, 2016 compared to adjusted gross profit of $3.85 billion and adjusted gross margins of 55% in the prior year period. Adjusted gross margins were positively impacted by the acquisition of Meda, new products and higher sales within Specialty, which offset the impact of the significant contribution of new products in the prior year period.

Total Profitability
Earnings from operations were $385.8 million for the nine months ended September 30, 2016, a decrease of 63% from the comparable prior year period. This decrease was primarily due to the Medicaid Drug Rebate Program Settlement, the Strides Settlement, higher amortization expense and operating expenses related to acquisitions completed during 2016.

R&D expense for the nine months ended September 30, 2016 increased from the comparable prior year period due to an upfront payment to Momenta for $45.0 million and additional expenses incurred in the current period related to the Company's collaboration agreement. In addition, R&D expense increased due to the inclusion of Meda, the Topicals Business and the two additional months of expense related to our established products in the current year compared to the prior year period as well as our continued investment in the development of our respiratory, insulin and biologics programs. SG&A expense increased from the comparable prior year period principally due to additional expense related to the acquisitions of Meda, the Topicals Business and the two additional months of expense related to our established products in the current year.

U.S. GAAP net earnings decreased by $590.5 million to $62.5 million for the nine months ended September 30, 2016, compared to $653.0 million for the prior year period. U.S. GAAP EPS decreased from $1.32 to $0.12 as a result of the reduction of earnings from operations and higher non-operating expenses including losses related to the Company's SEK denominated foreign currency contracts, the write off of financing fees related to the termination of the Bridge Credit Agreement entered into in connection with Mylan's public offer to the shareholders of Meda to acquire all of the outstanding shares of Meda (the "Offer") as well as a higher average share count due to the impact of ordinary shares issued in the prior year in the transaction (the "EPD Transaction") in which Mylan N.V. acquired Mylan Inc. and Abbott Laboratories' non-U.S. developed markets specialty and branded generics business (the "EPD Business"). Partially offsetting these decreases was the recognition of an income tax benefit of $165.7 million in the current year period primarily due to the Jai Pharma Merger. Adjusted net earnings increased by $187.9 million to $1.71 billion for the nine months ended September 30, 2016 compared to $1.52 billion for the prior year period. Adjusted EPS increased 7% to $3.31 for the nine months ended September 30, 2016 compared to $3.08 in the prior year period.

EBITDA was $1.33 billion for the nine months ended September 30, 2016, and $1.73 billion for the comparable prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $2.47 billion for the nine months ended September 30, 2016 and $2.19 billion for the comparable prior year period.

Cash Flow
Net cash provided by operating activities was $1.70 billion for the nine months ended September 30, 2016 compared to $1.36 billion for the prior year period. The increase in net cash provided by operating activities was primarily the result of the impact of higher non cash expenses on earnings. Capital expenditures were approximately $239.5 million for the nine months ended September 30, 2016 compared to approximately $207.3 million for the comparable prior year period. Adjusted cash provided by operating activities was $1.93 billion for the nine months ended September 30, 2016 compared to $1.61 billion for the prior year period. Adjusted free cash flow, defined as adjusted cash provided by operating activities less capital expenditures, was $1.69 billion for the nine months ended September 30, 2016, compared to $1.41 billion in the prior year period.
Conference Call
Mylan will host a conference call and live webcast, today, November 9, 2016, at 4:30 pm ET, in conjunction with the release of its financial results. The dial-in number to access the call is 800.514.4861 or 678.809.2405 for international callers. To access the live webcast, please log onto Mylan's website (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software.
Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted EPS, adjusted total revenues, adjusted Generics segment third party net sales, adjusted third party net sales from Europe, adjusted cash provided by operating activities, adjusted gross profit, adjusted gross margins, adjusted net earnings, EBITDA, adjusted EBITDA, and adjusted free cash flow, are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Mylan N.V. ("Mylan" or the "Company"). Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using the adjusted metrics included herein, along with other performance metrics. Management’s annual incentive compensation is derived, in part, based on the adjusted EPS metric. In addition, primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with U.S. GAAP. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our debt agreements is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company's ability to incur additional indebtedness. We also report sales performance using the non-GAAP financial measure of "constant currency" total revenues and third party net sales. This measure provides information on the change in net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented as constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our third party net sales performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and we believe that this presentation also provides useful information to investors for the same reason. The "Summary of Total Revenues by Segment" table below compares third party net sales on an actual and constant currency basis for each reportable segment and the geographic regions within the Generics segment for the three and nine months ended September 30, 2016 and 2015. Also, other than as described, set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.

For additional information regarding the components and uses of Non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations-- Use of Non-GAAP Financial Measures section of Mylan’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.
Mylan is not reaffirming or providing forward looking guidance for U.S. GAAP reported financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, acquisition-related expenses including those related to the recently closed Meda transaction, restructuring expenses, asset impairments, litigation settlements and other contingencies, including changes to contingent consideration and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. With respect to the target of at least $6.00 in adjusted EPS in 2018 with targeted growth in the low teens in both 2017 and 2018, it does not represent Company guidance and the Company is not providing a U.S. GAAP target or reconciliation because the Company has not quantified all future amounts, including U.S. GAAP amounts, related to this target.
Reconciliation of Adjusted Earnings and Adjusted EPS
Below is a reconciliation of U.S. GAAP net (loss) earnings attributable to Mylan N.V. and U.S. GAAP diluted (loss) earnings per share to adjusted earnings attributable to Mylan N.V. and adjusted EPS for the three and nine months ended September 30, 2016 compared to the respective prior year period:

	Three Months Ended September 30,				Nine Months Ended September 30,
(In millions, except per share amounts)	2016		2015		2016		2015
U.S. GAAP net (loss) earnings attributable to Mylan N.V. and U.S. GAAP diluted (loss) earnings per share	$(119.8)	$(0.23)	$428.6	$0.83	$62.5	$0.12	$653.0	$1.32
Purchase accounting related amortization (primarily included in cost of sales) (a)	427.1		219.2		931.8		609.8
Litigation settlements, net (b)	468.0		2.3		466.4		19.1
Interest expense (primarily related to clean energy investment financing)	5.5		11.5		18.9		39.9
Accretion of contingent consideration liability and other fair value adjustments (c)	100.4		9.7		120.7		28.5
Clean energy investments pre-tax loss (d)	23.8		24.1		69.4		68.3
Financing related costs (included in other expense, net)	—		40.8		—		40.8
Acquisition related costs (primarily included in SG&A, other expense, net and interest expense) (e)	110.5		92.3		346.7		243.7
Acquisition related customer incentive (included in third party net sales)	—		17.1		—		17.1
Restructuring and other special items included in:
Cost of sales	21.7		5.1		47.9		19.8
Research and development expense (f)	22.2		0.6		98.7		18.5
Selling, general and administrative expense	12.3		8.6		31.3		41.3
Other expense, net	(1.4)		(1.2)		1.3		6.9
Tax effect of the above items and other income tax related items	(343.9)		(124.9)		(490.5)		(289.5)
Adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS	$726.4	$1.38	$733.8	$1.43	$1,705.1	$3.31	$1,517.2	$3.08
Weighted average diluted ordinary shares outstanding	526.3		514.0		515.2		493.2
____________

(a)
Includes amortization of the purchase accounting inventory fair value step-up for Meda, the Topicals Business and Jai Pharma Limited totaling approximately $56.1 million and $58.6 million for the three and nine months ended September 30, 2016. Includes amortization of the purchase accounting inventory fair value step-up for the EPD Business of approximately $35.4 million for the nine months ended September 30, 2015.

(b)
Includes $465 million related to the Medicaid Drug Rebate Program Settlement for the three and nine months ended September 30, 2016. This amount is included in litigation settlements and other contingencies, net in the Condensed Consolidated Statements of Operations.

(c)
Includes approximately $90 million related to the Strides Settlement for the three and nine months ended September 30, 2016. This amount is included in litigation settlements and other contingencies, net in the Condensed Consolidated Statements of Operations.

(d)
Adjustment represents exclusion of the pre-tax loss related to Mylan's clean energy investments and related financing, the activities of which qualify for income tax credits under Section 45 of the Code. The amount is included in other expense, net in the Condensed Consolidated Statements of Operations.

(e)
Acquisition related costs primarily relate to ongoing acquisition and integration activities. Such costs included in other expense, net is approximately $44.4 million and $128.6 million of losses related to the Company's SEK non-designated foreign currency contracts for the three and nine months ended September 30, 2016, respectively. Included in SG&A for the three and nine months ended September 30, 2016 is approximately $39.7 million and $102.4 million, respectively, primarily related to consulting, professional and legal costs. Included in interest expense, net for the three and nine months ended September 30, 2016 is approximately $19.7 million and $33.6 million of interest expense, respectively, related to the issuance of $1.00 billion aggregate principal amount of 2.500% Senior Notes due 2019, $2.25 billion aggregate principal amount of 3.150% Senior Notes due 2021, $2.25 billion aggregate principal amount of 3.950% Senior Notes due 2026 and $1.00 billion aggregate principal amount of 5.250% Senior Notes due 2046 for the period prior to the completion date of the Offer.

(f)
R&D expense includes a $45 million upfront payment to Momenta and $15 million of milestone payments to Theravance Biopharma for the nine months ended September 30, 2016. In addition, included in this amount for the three and nine months ended September 30, 2016 is approximately $9.0 million and $22.3 million, respectively, of R&D expense incurred related to the Company’s collaboration with Momenta.

Below is a reconciliation of U.S. GAAP net (loss) earnings attributable to Mylan N.V. to EBITDA and adjusted EBITDA for the three and nine months ended September 30, 2016 compared to the respective prior year period (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
U.S. GAAP net (loss) earnings attributable to Mylan N.V.	$(119.8)	$428.6	$62.5	$653.0
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investments	29.7	27.8	85.5	77.7
Income tax (benefit) provision	(205.5)	26.5	(165.7)	44.0
Interest expense	144.4	95.1	305.0	268.5
Depreciation and amortization	445.9	257.7	1,046.4	691.4
EBITDA	$294.7	$835.7	$1,333.7	$1,734.6
Add adjustments:
Share-based compensation expense	19.2	16.1	71.1	66.4
Litigation settlements and other contingencies, net	558.0	2.3	556.4	19.1
Restructuring & other special items	189.0	132.8	504.8	364.9
Adjusted EBITDA	$1,060.9	$986.9	$2,466.0	$2,185.0
About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a growing portfolio of more than 2,700 generic and branded pharmaceuticals, including antiretroviral therapies on which approximately 50% of people being treated for HIV/AIDS in the developing world depend. We market our products in more than 165 countries and territories. Our global R&D and manufacturing platform includes more than 50 facilities, and we are one of the world's largest producers of active pharmaceutical ingredients. Every member of our more than 40,000-strong workforce is dedicated to creating better health for a better world, one person at a time. Learn more at mylan.com.
FORWARD-LOOKING STATEMENTS
This release contains “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements that, looking ahead, Mylan remains confident in the underlying strength of its diverse, global business, as well as its ability to execute against its long-term growth drivers; Mylan also remains committed to its recently updated full year 2016 adjusted EPS guidance range of $4.70 to $4.90 and its $6.00 adjusted EPS target in 2018, with targeted growth in the low-teens in both 2017 and 2018 over the next 18 to 24 months, Mylan will focus on integrating and driving efficiencies across its global platform and will be considering how best to deploy its capital and leverage its differentiated platform over the long-term to ensure Mylan’s sustainable growth for many years to come; Mylan continues to anticipate price erosion in the mid-single digits for the remainder of the year; that Mylan continues to have ample financial flexibility and optionality to continue to improve net leverage, enhance its capital structure and strategically deploy capital for bolt-on opportunities, while maintaining its commitment to an investment grade credit rating; and that Mylan remains committed to the Euro bond market and subject to prevailing market conditions, the terms and specific timing are to be determined. These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties related to the Meda Transaction; the possibility that Mylan will not be able to repurchase, repay or refinance Meda’s outstanding debt obligations on favorable terms or at all; the ability to meet expectations regarding the accounting and tax treatments of the EPD Transaction and the Meda Transaction; changes in relevant tax and other laws, including but not limited to changes in the U.S. tax code and healthcare and pharmaceutical laws and regulations in the U.S. and abroad; actions and decisions of healthcare and pharmaceutical regulators; the integration of the EPD Business and Meda being more difficult, time-consuming, or costly than expected; operating costs, customer loss, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the EPD Transaction and the Meda Transaction; the retention of certain key employees of the EPD Business and Meda being difficult; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with the EPD Transaction and the Meda Transaction within the expected time-frames or at all and to successfully integrate the EPD Business and Meda; with respect to the Medicaid Drug Rebate Program Settlement, the inability or unwillingness on the part of any of the parties to agree to a final settlement, any legal or regulatory challenges to the settlement, and any failure by third parties to comply with their contractual obligations; expected or targeted future financial and operating performance and results; the capacity to bring new products to market, including but not limited to where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); any regulatory, legal, or other impediments to Mylan's ability to bring new products to market; success of clinical trials and Mylan's ability to execute on new product opportunities; any changes in or difficulties with our inventory of, and our ability to manufacture and distribute, the EpiPen® Auto-Injector to meet anticipated demand; the potential impact of any change in patient access to the EpiPen® Auto-Injector and the introduction of a generic version of the EpiPen® Auto-Injector; the scope, timing, and outcome of any ongoing legal proceedings, including government investigations, and the impact of any such proceedings on financial condition, results of operations, and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impact of competition; changes in the economic and financial conditions of the businesses of Mylan; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products, or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Mylan's business activities, see the risks described in Mylan's Annual Report on Form 10-K for the year ended December 31, 2015, as amended, Mylan’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, Mylan's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, and our other filings with the Securities and Exchange Commission (the “SEC”). You can access Mylan's filings with the SEC through the SEC website at www.sec.gov, and Mylan strongly encourages you to do so. Mylan undertakes no obligation to update any statements herein for revisions or changes after the date of this release.

Mylan N.V. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Net sales	$3,029.5	$2,676.2	$7,745.5	$6,887.8
Other revenues	27.6	19.0	63.6	50.8
Total revenues	3,057.1	2,695.2	7,809.1	6,938.6
Cost of sales	1,773.8	1,379.9	4,447.1	3,785.1
Gross profit	1,283.3	1,315.3	3,362.0	3,153.5
Operating expenses:
Research and development	199.1	174.8	632.2	512.9
Selling, general and administrative	656.9	537.1	1,787.6	1,584.5
Litigation settlements and other contingencies, net	558.0	2.3	556.4	19.1
Total operating expenses	1,414.0	714.2	2,976.2	2,116.5
(Loss) earnings from operations	(130.7)	601.1	385.8	1,037.0
Interest expense	144.4	95.1	305.0	268.5
Other expense, net	50.2	50.9	184.0	71.4
(Loss) earnings before income taxes and noncontrolling interest	(325.3)	455.1	(103.2)	697.1
Income tax (benefit) provision	(205.5)	26.5	(165.7)	44.0
Net (loss) earnings	(119.8)	428.6	62.5	653.1
Net earnings attributable to the noncontrolling interest	—	—	—	(0.1)
Net (loss) earnings attributable to Mylan N.V. ordinary shareholders	$(119.8)	$428.6	$62.5	$653.0
(Loss) earnings per ordinary share attributable to Mylan N.V. ordinary shareholders:
Basic	$(0.23)	$0.87	$0.12	$1.40
Diluted	$(0.23)	$0.83	$0.12	$1.32
Weighted average ordinary shares outstanding:
Basic	523.6	490.5	505.9	466.2
Diluted	523.6	514.0	515.2	493.2

Mylan N.V. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	September 30, 2016	December 31, 2015
ASSETS
Assets
Current assets
Cash and cash equivalents	$1,256.6	$1,236.0
Accounts receivable, net	3,098.9	2,689.1
Inventories	2,687.5	1,951.0
Prepaid expenses and other current assets	922.1	596.6
Total current assets	7,965.1	6,472.7
Intangible assets, net	15,613.4	7,221.9
Goodwill	9,633.1	5,380.1
Other non-current assets	3,326.9	3,193.0
Total assets	$36,538.5	$22,267.7
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$4,434.6	$1,077.0
Other current liabilities	5,119.4	3,045.2
Long-term debt	11,328.6	6,295.6
Other non-current liabilities	3,827.1	2,084.1
Total liabilities	24,709.7	12,501.9
Noncontrolling interest	1.5	1.4
Mylan N.V. shareholders' equity	11,827.3	9,764.4
Total liabilities and equity	$36,538.5	$22,267.7

Mylan N.V. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)

Summary of Total Revenues by Segment

	Three Months Ended
	September 30,
	2016	2015	% Change	2016 Currency Impact (1)	2016 Constant Currency Revenues (2)	Constant Currency % Change
Generics:
Third party net sales
North America (3)	$1,098.8	$1,090.6	1%	$(1.0)	$1,097.8	1%
Europe (4)	842.0	611.9	38%	7.9	849.9	39%
Rest of World (3)	670.0	535.9	25%	(26.7)	643.3	20%
Total third party net sales (4)	2,610.8	2,238.4	17%	(19.8)	2,591.0	16%

Other third party revenues	14.2	11.5	23%	—	14.2	23%
Total third party revenues	2,625.0	2,249.9	17%	(19.8)	2,605.2	16%

Intersegment sales (5)	27.4	1.4	NM	—	27.4	NM
Generics total revenues	2,652.4	2,251.3	18%	(19.8)	2,632.6	17%

Specialty:
Third party net sales	418.7	437.8	(4)%	—	418.7	(4)%
Other third party revenues	13.4	7.5	79%	—	13.4	79%
Total third party revenues	432.1	445.3	(3)%	—	432.1	(3)%

Intersegment sales (5)	7.2	1.2	NM	—	7.2	NM
Specialty total revenues	439.3	446.5	(2)%	—	439.3	(2)%

Elimination of intersegment sales (5)	(34.6)	(2.6)	NM	—	(34.6)	NM
Consolidated total revenues (4)	$3,057.1	$2,695.2	13%	$(19.8)	$3,037.3	13%

	Nine Months Ended
	September 30,
	2016	2015	% Change	2016 Currency Impact (1)	2016 Constant Currency Revenues (2)	Constant Currency % Change
Generics:
Third party net sales
North America (3)	$3,028.6	$2,894.1	5%	$10.9	$3,039.5	5%
Europe (4)	2,033.9	1,589.2	28%	10.2	2,044.1	29%
Rest of World (3)	1,613.9	1,453.8	11%	(9.1)	1,604.8	10%
Total third party net sales (4)	6,676.4	5,937.1	12%	12.0	6,688.4	13%

Other third party revenues	33.0	31.7	4%	0.3	33.3	5%
Total third party revenues	6,709.4	5,968.8	12%	12.3	6,721.7	13%

Intersegment sales (5)	29.5	5.2	NM	0.3	29.8	NM
Generics total revenues	6,738.9	5,974.0	13%	12.6	6,751.5	13%

Specialty:
Third party net sales	1,069.1	950.7	12%	—	1,069.1	12%
Other third party revenues	30.6	19.1	60%	—	30.6	60%
Total third party revenues	1,099.7	969.8	13%	—	1,099.7	13%

Intersegment sales (5)	13.7	5.8	NM	—	13.7	NM
Specialty total revenues	1,113.4	975.6	14%	—	1,113.4	14%

Elimination of intersegment sales (5)	(43.2)	(11.0)	NM	(0.3)	(43.5)	NM
Consolidated total revenues (4)	$7,809.1	$6,938.6	13%	$12.3	$7,821.4	13%

Summary of Adjusted Total Revenues by Segment

	Three Months Ended
	September 30,
	2016	2015	% Change	2016 Currency Impact (1)	2016 Constant Currency Revenues (2)	Constant Currency % Change
Generics (adjusted):
Third party net sales
North America (3)	$1,098.8	$1,090.6	1%	$(1.0)	$1,097.8	1%
Europe (adjusted)	842.0	629.0	34%	7.9	849.9	35%
Rest of World (3)	670.0	535.9	25%	(26.7)	643.3	20%
Adjusted total third party net sales	2,610.8	2,255.5	16%	(19.8)	2,591.0	15%

Other third party revenues	14.2	11.5	23%	—	14.2	23%
Adjusted total third party revenues	2,625.0	2,267.0	16%	(19.8)	2,605.2	15%

Intersegment sales (5)	27.4	1.4	NM	—	27.4	NM
Adjusted Generics total revenues	2,652.4	2,268.4	17%	(19.8)	2,632.6	16%

Specialty:
Third party net sales	418.7	437.8	(4)%	—	418.7	(4)%
Other third party revenues	13.4	7.5	79%	—	13.4	79%
Total third party revenues	432.1	445.3	(3)%	—	432.1	(3)%

Intersegment sales (5)	7.2	1.2	NM	—	7.2	NM
Specialty total revenues	439.3	446.5	(2)%	—	439.3	(2)%

Elimination of intersegment sales (5)	(34.6)	(2.6)	NM	—	(34.6)	NM
Adjusted consolidated total revenues	$3,057.1	$2,712.3	13%	$(19.8)	$3,037.3	12%

	Nine Months Ended
	September 30,
	2016	2015	% Change	2016 Currency Impact (1)	2016 Constant Currency Revenues (2)	Constant Currency % Change
Generics (adjusted):
Third party net sales
North America (3)	$3,028.6	$2,894.1	5%	$10.9	$3,039.5	5%
Europe (adjusted)	2,033.9	1,606.3	27%	10.2	2,044.1	27%
Rest of World (3)	1,613.9	1,453.8	11%	(9.1)	1,604.8	10%
Adjusted total third party net sales	6,676.4	5,954.2	12%	12.0	6,688.4	12%

Other third party revenues	33.0	31.7	4%	0.3	33.3	5%
Adjusted total third party revenues	6,709.4	5,985.9	12%	12.3	6,721.7	12%

Intersegment sales (5)	29.5	5.2	NM	0.3	29.8	NM
Adjusted Generics total revenues	6,738.9	5,991.1	12%	12.6	6,751.5	13%

Specialty:
Third party net sales	1,069.1	950.7	12%	—	1,069.1	12%
Other third party revenues	30.6	19.1	60%	—	30.6	60%
Total third party revenues	1,099.7	969.8	13%	—	1,099.7	13%

Intersegment sales (5)	13.7	5.8	NM	—	13.7	NM
Specialty total revenues	1,113.4	975.6	14%	—	1,113.4	14%

Elimination of intersegment sales (5)	(43.2)	(11.0)	NM	(0.3)	(43.5)	NM
Adjusted consolidated total revenues	$7,809.1	$6,955.7	12%	$12.3	$7,821.4	12%
____________

(1)	Currency impact is shown as unfavorable (favorable).

(2)	The constant currency revenue change is derived by translating third party net sales for the current period at prior year comparative period exchange rates.

(3)
Beginning in the first quarter of 2016, the Company reclassified sales from its Brazilian operation from Rest of World to North America. The amount reclassified for the three and nine months ended September 30, 2015 was approximately $11.0 million and $32.3 million, respectively.

(4)
For the three months ended September 30, 2015, adjusted third party net sales in Europe totaled $629.0 million, adjusted generics segment third party net sales totaled $2.26 billion and adjusted total revenues were $2.71 billion. For the nine months ended September 30, 2015, adjusted third party net sales in Europe totaled $1.61 billion, adjusted generics segment third party net sales totaled $5.95 billion and adjusted total revenues were $6.96 billion. Adjusted third party net sales in Europe, adjusted generics segment third party net sales and adjusted total revenues are non-GAAP financial measures.

(5)	The percentage changes in intersegment sales are considered not meaningful (or, “NM”) in terms of the Company’s total revenue as intersegment sales eliminate in consolidation.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
U.S. GAAP third party net sales from Europe	$842.0	$611.9	$2,033.9	$1,589.2
Add:
Acquisition related customer incentive	—	17.1	—	17.1
Adjusted third party net sales from Europe	$842.0	$629.0	$2,033.9	$1,606.3

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
U.S. GAAP Generics segment third party net sales	$2,610.8	$2,238.4	$6,676.4	$5,937.1
Add:
Acquisition related customer incentive	—	17.1	—	17.1
Adjusted Generics segment third party net sales	$2,610.8	$2,255.5	$6,676.4	$5,954.2

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
U.S. GAAP third party net sales	$3,029.5	$2,676.2	$7,745.5	$6,887.8
Add:
Acquisition related customer incentive	—	17.1	—	17.1
Adjusted third party net sales	$3,029.5	$2,693.3	$7,745.5	$6,904.9

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
U.S. GAAP total revenues	$3,057.1	$2,695.2	$7,809.1	$6,938.6
Add:
Acquisition related customer incentive	—	17.1	—	17.1
Adjusted total revenues	$3,057.1	$2,712.3	$7,809.1	$6,955.7

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
U.S. GAAP cost of sales	$1,773.8	$1,379.9	$4,447.1	$3,785.1
Deduct:
Purchase accounting related amortization	(421.5)	(215.4)	(914.8)	(598.3)
Acquisition related costs	(8.5)	(24.9)	(39.8)	(63.7)
Restructuring and other special items	(21.7)	(5.1)	(47.9)	(19.8)
Adjusted cost of sales	$1,322.1	$1,134.5	$3,444.6	$3,103.3

Adjusted gross profit (a)	$1,735.0	$1,577.8	$4,364.5	$3,852.4

Adjusted gross margin (a)	57%	58%	56%	55%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
U.S. GAAP R&D	$199.1	$174.8	$632.2	$512.9
Deduct:
Acquisition related costs	(0.2)	(0.7)	(0.4)	(1.2)
Restructuring & other special items	(22.2)	(0.6)	(98.7)	(18.5)
Adjusted R&D	$176.7	$173.5	$533.1	$493.2

Adjusted R&D as % of adjusted total revenues	6%	6%	7%	7%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
U.S. GAAP SG&A	$656.9	$537.1	$1,787.6	$1,584.5
Deduct:
Acquisition related costs	(39.7)	(36.1)	(102.4)	(136.4)
Restructuring and other special items	(12.3)	(8.6)	(31.3)	(41.3)
Adjusted SG&A	$604.9	$492.4	$1,653.9	$1,406.8

Adjusted SG&A as % of adjusted total revenues	20%	18%	22%	20%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
U.S. GAAP total operating expenses	$1,414.0	$714.2	$2,976.2	$2,116.5
Deduct:
Litigation settlements and other contingencies, net	(558.0)	(2.3)	(556.4)	(19.1)
R&D adjustments	(22.4)	(1.3)	(99.1)	(19.7)
SG&A adjustments	(52.0)	(44.7)	(133.7)	(177.7)
Adjusted total operating expenses	$781.6	$665.9	$2,187.0	$1,900.0

Adjusted earnings from operations (b)	$953.4	$911.9	$2,177.5	$1,952.4

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
U.S. GAAP interest expense	$144.4	$95.1	$305.0	$268.5
Deduct:
Interest expense related to clean energy investments (c)	(3.6)	(4.1)	(11.0)	(12.5)
Accretion of contingent consideration liability	(10.4)	(9.7)	(30.7)	(28.5)
Acquisition related costs	(19.7)	(7.5)	(45.6)	(27.4)
Other special items	(2.1)	(30.4)	(8.0)	(42.3)
Adjusted interest expense	$108.6	$43.4	$209.7	$157.8

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
U.S. GAAP other expense, net	$50.2	$50.9	$184.0	$71.4
(Add) / Deduct:
Clean energy investments pre-tax loss	(23.8)	(24.1)	(69.4)	(68.3)
Purchase accounting related amortization	(5.7)	(3.8)	(17.0)	(11.5)
Acquisition related costs	(42.3)	—	(158.5)	—
Financing related costs	—	(40.8)	—	(40.8)
Other items	1.4	1.2	(1.3)	(6.9)
Adjusted other income	$(20.2)	$(16.6)	$(62.2)	$(56.1)

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
U.S. GAAP net cash provided by operating activities	$1,200.6	$974.8	$1,697.7	$1,356.5
Add / (Deduct):
Financing related expenses	—	127.5	66.9	137.4
Acquisition related costs	36.7	36.9	125.0	121.2
R&D expense	3.2	—	63.2	12.0
Income tax items	—	(15.0)	(25.8)	(15.0)
Other	—	0.7	—	2.7
Adjusted cash provided by operating activities	$1,240.5	$1,124.9	$1,927.0	$1,614.8

Deduct:
Capital expenditures	(118.5)	(85.3)	(239.5)	(207.3)
Adjusted free cash flow	$1,122.0	$1,039.6	$1,687.5	$1,407.5
____________

(a)
U.S. GAAP gross profit is calculated as U.S. GAAP total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by U.S. GAAP total revenues. Adjusted gross profit is calculated as total revenues (adjusted total revenues for 2015) less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues (adjusted total revenues for 2015).

(b)
U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)	Adjustment represents exclusion of activity related to Mylan's clean energy investments, the activities of which qualify for income tax credits under section 45 of the Code.